Exhibit 99.1

News Release
THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116
For Immediate Release

THE BEARD COMPANY

ANNOUNCES 2008 RESULTS

OKLAHOMA CITY, Oklahoma -- April 16, 2009 -- The Beard Company (OTCBB: BRCO) today announced its financial results for 2008.

For the twelve months ended December 31, 2008, the Company reported net earnings from continuing operations of $3,311,000, or $0.32 per diluted share, compared with a net loss from continuing operations of ($953,000), or ($0.16) per share, in the year ended December 31, 2007. Total net income, including losses from discontinued operations, improved to $2,364,000, or $0.23 per diluted share, in 2008, versus a net loss of ($2,026,000), or ($0.34) per share, in 2007. Revenues increased to $1,505,000 in 2008, compared with $1,467,000 in the previous year.

“The improvement in our net earnings during 2008 was primarily attributable to (1) a $1,671,000 gain on the disposition of our controlling interest in two subsidiaries that conducted fertilizer manufacturing and sales operations in China and (2) a $3,329,000 gain on the disposition of assets, primarily related to the sale of 35% of our interest in the McElmo Dome CO2 Production Unit,” noted Herb Mee, Jr., President of The Beard Company. “In 2007 there were no comparable dispositions, and we reported a gain of only $216,000 from the sale of assets.”

“We believe that our Company is in the early stages of a major turnaround. As the result of the disposition of our China Segment, the conversion of more than $3,650,000 of convertible notes into common stock, and the sale of 35% of our CO2 production, we added $6,173,000 to shareholders’ equity and reduced our total debt by more than $5,200,000 in 2008. We are shifting our focus primarily to coal reclamation, oil and gas development, and minerals exploration and development. We expect to have a major long-term project underway in our Coal Segment within the next few months and also anticipate that we will be successful in raising the financing to undertake a major enhanced oil recovery project in northern Oklahoma within the next 90 days,” Mee concluded.

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About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

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THE BEARD COMPANY

Results of Operations
	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	(Unaudited)		(Audited)
	2008	2007	2008	2007

Revenues	$ 378,000	$ 465,000	$ 1,505,000	$ 1,467,000
Expenses	582,000	507,000	2,039,000	1,845,000

Operating loss	(204,000)	(42,000)	(534,000)	(378,000)
Other income (expense)	1,150,000	(46,000)	3,870,000	(576,000)

Earnings (loss) before income taxes	946,000	(88,000)	3,336,000	(954,000)
Income tax benefit (expense)	-	-	(25,000)	1,000

Earnings (loss) from continuing operations	946,000	(88,000)	3,311,000	(953,000)

Loss from discontinued operations	(224,000)	(308,000)	(947,000)	(1,073,000)

Net earnings (loss)	$ 722,000	$ (396,000)	$ 2,364,000	$ (2,026,000)

Net earnings (loss) per average common share outstanding:
Basic:
Earnings (loss) from continuing operations.	$ 0.10	$ (0.01)	$ 0.46	$ (0.16)
Loss from discontinued operations	$ (0.02)	$ (0.05)	$ (0.13)	$ (0.18)
Net earnings (loss)	$ 0.08	$ (0.06)	$ 0.33	$ (0.34)

Diluted:
Earnings (loss) from continuing operations.	$ 0.09	$ (0.01)	$ 0.32	$ (0.16)
Loss from discontinued operations	$ (0.02)	$ (0.05)	$ (0.09)	$ (0.18)
Net earnings (loss)	$ 0.07	$ (0.06)	$ 0.23	$ (0.34)

Weighted average common shares outstanding:
Basic	9,418,000	5,977,000	7,259,000	5,896,000

Diluted	10,466,000	5,977,000	10,453,000	5,896,000
_________

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THE BEARD COMPANY AND SUBSIDIARIES
Balance Sheets

	December 31,	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$ 182,000	$ 61,000
Accounts receivable, less allowance for doubtful
receivables of $31,000 in 2008 and 2007	185,000	630,000
Prepaid expenses and other assets	5,000	7,000
Current maturities of notes receivable	-	35,000
Assets of discontinued operations held for resale	26,000	487,000
Total current assets	398,000	1,220,000

Restricted certificate of deposit	50,000	50,000

Investments and other assets	87,000	66,000

Property, plant and equipment, at cost	2,561,000	2,306,000
Less accumulated depreciation, depletion and amortization	1,340,000	1,445,000
Net property, plant and equipment	1,221,000	861,000

Intangible assets, at cost	75,000	518,000
Less accumulated amortization	66,000	381,000
Net intangible assets	9,000	137,000

	$ 1,765,000	$ 2,334,000

	Liabilities and Shareholders' Equity (Deficiency)

Current liabilities:
Trade accounts payable	$ 97,000	$ 53,000
Accrued expenses	431,000	440,000
Short-term debt	-	45,000
Short-term debt - related entities	57,000	158,000
Current maturities of long-term debt	895,000	1,672,000
Current maturities of long-term debt - related entities	390,000	360,000
Liabilities of discontinued operations held for resale	65,000	1,651,000
Total current liabilities	1,935,000	4,379,000

Long-term debt less current maturities	420,000	977,000

Long-term debt - related entities	2,250,000	6,012,000

Other long-term liabilities	172,000	151,000

Shareholders' equity (deficiency):
Convertible preferred stock of $100 stated value;
5,000,000 shares authorized; 27,838 shares issued
and outstanding	889,000	889,000
Common stock of $.0006665 par value per share;
15,000,000 authorized; 9,830,586 and 5,657,715 shares
issued and outstanding in 2008 and 2007, respectively	7,000	4,000
Capital in excess of par value	42,655,000	38,823,000
Accumulated deficit	(46,590,000)	(48,954,000)
Accumulated other comprehensive loss	27,000	53,000
Total shareholders' equity (deficiency)	(3,012,000)	(9,185,000)

Commitments and contingencies
	$ 1,765,000	$ 2,334,000

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